                                                                      EXHIBIT 11

                  PLATINUM technology, inc. and subsidiaries
                     Basic and Diluted Earnings Per Share
                   (In thousands, except per share amounts)

                                                                 Three Months Ended            Nine Months Ended
                                                                   September 30,                 September 30,
                                                                  1998        1997              1998       1997
                                                              ------------------------------------------------------
Basic income (loss) per share:
     Net income (loss)                                         $  19,385    $  14,018      $  (35,157)   $  (85,846)
                                                              ------------------------------------------------------
     Weighted-average common shares outstanding                   85,568       78,253          82,965        77,457
                                                              ------------------------------------------------------
        Per share amount                                       $    0.23    $    0.18      $    (0.42)   $    (1.11)
                                                              ======================================================

Diluted income (loss) per share:
     Net income (loss)                                         $  19,385    $  14,018      $  (35,157)   $  (85,846)
     Add back of tax-effected interest expense(1)                  1,358          -               -             -
                                                              ------------------------------------------------------
                                                               $  20,743    $  14,018      $  (35,157)   $  (85,846)
                                                              ------------------------------------------------------

     Weighted-average common shares outstanding                   85,568       78,253          82,965        77,457

     Add:   Effect of dilutive securities:
            Stock options                                          5,517        4,184             -             -
            Convertible preferred stock                            1,768          -               -             -
            Convertible subordinated notes (1)                     8,240          -               -             -
                                                              ------------------------------------------------------

     Diluted weighted average common shares outstanding          101,093       82,437          82,965        77,457
                                                              ------------------------------------------------------
        Per share amount                                       $    0.21    $    0.17      $    (0.42)   $    (1.11)
                                                              ======================================================

(1) The dilutive effect of the convertible subordinated notes due November 15, 2001 (the "1996 Notes") is determined by using the "if-converted" method. For the third quarter of 1998, the 1996 Notes have a dilutive effect on earnings per share. To reflect the assumed conversion of the 1996 Notes, approximately 8,240,000 shares were included as common stock equivalents and approximately $1,358,000 of tax-effected interest expense was added back to net income.